Exhibit 99.1

Near Intelligence Files for Chapter 11 Protection and Enters into Agreement to Sell its Business

Receives up to $16 Million in Debtor-in-Possession Financing from its secured lenders

PASADENA, Calif., December 8, 2023 — Near Intelligence, Inc. (NASDAQ:NIR) (“Near” or the “Company”), a privacy-led data intelligence company, today announced that it and certain of its subsidiaries (collectively, the “Debtors”) have voluntarily initiated a Chapter 11 proceeding in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) and will seek to sell their assets through a court supervised sales process. The Company has also entered into a DIP financing agreement with its existing secured lenders, affiliates of Blue Torch Finance LLC (“Blue Torch”), to provide up to $16 million of operating capital. In addition, the Company intends to file a motion on or shortly after the petition date seeking, among other things, approval of sale procedures with respect to the sale of substantially all of its assets that provides for the Company’s existing secured lenders to serve as a “stalking horse” bidder.

The Debtors have filed various “first day” motions with the Bankruptcy Court requesting customary relief that will enable them to transition into Chapter 11 while continuing to operate their business in the ordinary course without material disruption, including seeking authority to obtain debtor-in-possession (“DIP”) financing and pay employee wages and benefits without interruption.

The Debtors’ existing secured lenders are supportive of the Chapter 11 proceeding and court supervised sale process.  As further described below, the secured lenders have committed to provide the Debtors with DIP financing and have submitted a binding “stalking horse” bid to acquire their assets.

DIP Financing

In order to provide necessary funding during the Chapter 11 proceeding, Near has obtained a multi-draw DIP financing facility in an aggregate principal amount of up to $16 million from its existing secured lenders. Upon approval by the Bankruptcy Court, the DIP financing is expected to provide Near with the necessary liquidity to operate in the normal course and meet obligations to its employees, vendors and customers incurred during the Chapter 11 proceeding while executing on the sales process.

Sales Process

Prior to the Chapter 11 filing, and subject to Bankruptcy Court approval, the Company entered into a “stalking horse” asset purchase agreement with Blue Torch, to acquire substantially all of the assets of the Company in the form of a credit-bid of not less than $50 million, comprised of (i) all amounts Near owes to its lenders under the $ 16 million DIP facility and (ii) not less than $34 million of amounts Near owes to its lenders under the prepetition senior secured credit facility . The transaction is part of a sale process under Section 363 of the Bankruptcy Code that will be subject to compliance with agreed upon and Bankruptcy Court-approved bidding procedures allowing for the submission of higher or otherwise better offers, and other agreed-upon conditions. In addition, the closing of the transaction will be subject to the satisfaction or waiver of customary closing conditions. In accordance with the sale process under Section 363 of the Bankruptcy Code, notice of the “stalking horse” bid will be given to third parties and competing bids will be solicited. The Company will manage the bidding process and evaluate any bids received, in consultation with its advisors and as overseen by the Bankruptcy Court.

Near is represented by Willkie Farr & Gallagher LLP and Young Conway Stargatt & Taylor, LLP, as counsel, Ernst & Young LLP as restructuring advisor and GLC Advisors & Co., LLC as restructuring investment banker.

Additional information about the Chapter 11 case, including access to Bankruptcy Court documents, is available online at https://cases.ra.kroll.com/near.

About Near Intelligence

Near, a global, privacy-led data intelligence platform curates one of the world’s largest sources of intelligence on people and places. Near’s patented technology analyzes data to deliver insights on approximately 1.6 billion unique user IDs across 70 million points of interest in more than 44 countries. With Near’s three-pillared approach– high-quality data, privacy, and AI – operational and marketing leaders are empowered with solutions to successfully engage and grow their businesses at scale. With a presence in Pasadena, San Francisco, Paris, Bangalore, Singapore, Sydney, and Tokyo, Near serves enterprises in a diverse spectrum of industries including retail, real estate, restaurant, travel/tourism, telecom, media, and more. To learn more, please visit: https://near.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Near’s forward-looking statements in this press release include, but are not limited to, statements about Near’s plans to sell its assets pursuant to Chapter 11 of the U.S. Bankruptcy Code and the timing of such sales and ability to satisfy closing conditions; Near’s intention to continue operations during the Chapter 11 case; Near’s belief that the sale process will be in the best interest of Near and its stakeholders; and other statements regarding Near’s strategy and future operations, performance and prospects, among others. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Near will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Near’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with the potential adverse impact of the Chapter 11 filings on Near’s liquidity and results of operations; changes in Near’s ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the outcome and timing of the Chapter 11 process and any potential asset sale; the effect of the Chapter 11 filings and any potential asset sale on Near’s relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the Chapter 11 process or the potential asset sale; uncertainty regarding obtaining Bankruptcy Court of a sale of Near’s assets or other conditions to the potential asset sale; and the timing or amount of any distributions, if any, to Near’s stakeholders.

Media Contact:

Cate Zovod

PR@near.com